     As filed with the Securities and Exchange Commission on January 8, 2002
                                                   Registration No. 333-
                                                                        --------
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                              SUN COMMUNITIES, INC.
       (Exact name of registrant as specified in its governing instrument)

           MARYLAND                                      38-2730780
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation or Organization)
                                 ---------------

                        31700 MIDDLEBELT ROAD, SUITE 145
                        FARMINGTON HILLS, MICHIGAN 48334
                    (Address of Principal Executive Offices)

                                 ---------------

              SECOND AMENDED AND RESTATED LONG TERM INCENTIVE PLAN
                            (Full title of the plan)

                                 ---------------

                                GARY A. SHIFFMAN
                             CHIEF EXECUTIVE OFFICER
                              SUN COMMUNITIES, INC.
                        31700 MIDDLEBELT ROAD, SUITE 145
                        FARMINGTON HILLS, MICHIGAN 48334
                                 (248) 932-3100
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

                                 ---------------

                                    Copy to:

                             JEFFREY M. WEISS, ESQ.
                        JAFFE, RAITT, HEUER & WEISS, P.C.
                         ONE WOODWARD AVENUE, SUITE 2400
                             DETROIT, MICHIGAN 48226
                                 (313) 961-8380

                         CALCULATION OF REGISTRATION FEE
================================================================================

                                                                    Proposed Maximum      Proposed Maximum
Title of Securities                           Amount to be        Offering Price Per     Aggregate Offering      Amount of
to be Registered                               Registered              Share (1)              Price (2)       Registration Fee
----------------                               ----------              ---------              ---------       ----------------
Common Stock, par value $.01 per share           168,000                 $37.87              $6,362,160            $1,520.55

================================================================================

 (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, based on the average of the high and low prices of the Common Stock, par value $.01 per share, of Sun Communities, Inc., reported on the New York Stock Exchange on January 4, 2002.
(2)  Represents the fair market value of the Common Stock on January 4, 2002.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.    PLAN INFORMATION

         The documents containing the information specified in this Item 1 will be sent or given to employees or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

ITEM 2.    REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         The documents containing the information specified in this Item 2 will be sent or given to employees or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents and information heretofore filed with the Commission are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Commission on March 30, 2001, as amended by the Company's Form 10-K/A filed with the Commission on July 2, 2001.


         (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001 filed pursuant to the Exchange Act on November 14, 2001;

         (c) The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 filed pursuant to the Exchange Act on August 14, 2001;

         (d) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 filed pursuant to the Exchange Act on May 14, 2001; and

         (e) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed pursuant to the Exchange Act, and all amendments or reports filed for the purpose of updating such description.

         All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         Any statement contained in this Registration Statement or in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.    DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL

         The validity of the shares of the Registrant's Common Stock to be issued pursuant to this Registration Statement will be passed upon by Jaffe, Raitt, Heuer & Weiss, P.C. Arthur A. Weiss, who is a director of the Registrant, is a shareholder of Jaffe, Raitt, Heuer & Weiss, P.C. In addition, as of December 21, 2001, certain shareholders of Jaffe, Raitt, Heuer & Weiss, P.C. beneficially owned approximately 55,299 shares of the Registrant's Common Stock.


ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's charter authorizes the Company to obligate itself to indemnify its present and former directors and officers and to pay or reimburse expenses for such individuals in advance of the final disposition of a proceeding to the maximum extent permitted from time to time by Maryland law. The Company's bylaws obligate it to indemnify and advance expenses to present and former directors and officers to the maximum extent permitted by Maryland law. The Maryland General Corporation Law ("MGCL") permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to the Company in those capacities unless it is established that: (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding; and (a) was committed in bad faith or, (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property, or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

         The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that:
(i) it is proved that the person actually received an improper benefit or profit in money, property or services; or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's charter contains a provision providing for elimination of the liability of its directors or officers to the Company or its stockholders for money damages to the maximum extent permitted by Maryland law.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED

         Not Applicable.

ITEM 8.     EXHIBITS

         The following exhibits are filed herewith or incorporated by reference into this registration statement on Form S-8.

         4.1      Second Amended and Restated Long Term Incentive Plan
         4.2 Form of Stock Option Agreement between the Company and certain employees*
         5.1 Opinion of Jaffe, Raitt, Heuer & Weiss, P.C. as to legality of securities being registered
         23.1 Consent of Jaffe, Raitt, Heuer & Weiss, P.C. (included as part of Exhibit 5.1)
         23.2 Consent of PricewaterhouseCoopers L.L.P., independent accountants
         24.1 Power of Attorney (included on the signature page of this Registration Statement)

* Incorporated by reference to Exhibit 10.10 of the Registrant's Registration Statement on Form S-11 (File No. 33-69340).

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmington Hills, State of Michigan, December 21, 2001.


                         SUN COMMUNITIES, INC.,
                         a Maryland corporation


                         By:      /s/ Jeffrey P. Jorissen
                            --------------------------------------------------
                                  Jeffrey P. Jorissen, Senior Vice President,
                              Chief Financial Officer, Secretary and Principal Accounting Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Gary A. Shiffman and Jeffrey P. Jorissen, or either of them, his attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the Common Stock under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitute or substitutes may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


              NAME                                       TITLE                                     DATE
              ----                                       -----                                     ----
                                   Chief Executive Officer, President, and
/s/ Gary A. Shiffman               Chairman of the Board of Directors                       December 21, 2001
--------------------
Gary A. Shiffman

                                   Senior Vice President, Chief Financial
/s/ Jeffrey P. Jorissen            Officer, Secretary and Principal                         December 21, 2001
-----------------------            Accounting Officer
Jeffrey P. Jorissen


/s/ Paul D. Lapides                                     Director                            December 21, 2001
-------------------
Paul D. Lapides

              NAME                                       TITLE                                     DATE
              ----                                       -----                                     ----
/s/ Ted J. Simon                                        Director                            December 21, 2001
----------------
Ted J. Simon

/s/ Clunet R. Lewis
-------------------
Clunet R. Lewis                                         Director                            December 21, 2001

/s/Ronald L. Piasecki
---------------------
Ronald L. Piasecki                                      Director                            December 21, 2001

/s/ Arthur A. Weiss
-------------------
Arthur A. Weiss                                         Director                            December 21, 2001

                                 Exhibit Index

Exhibit                      Exhibit
Number                     Description
------                     -----------

4.1            Second Amended and Restated Long Term Incentive Plan

5.1 Opinion of Jaffe, Raitt, Heuer & Weiss, P.C. as to legality of securities being registered

23.2           Consent of PricewaterhouseCoopers L.L.P., independent accountants